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Loomis Sayles Funds
One Financial Center, Boston, Mass. 02111 (617) 482-2450 Fax (617) 338-0761


December 31, 1996



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

This is to advise you that Loomis Sayles Funds (the "Trust") has established six new funds to be known as the Loomis Sayles Mid-Cap Growth Fund, Loomis Sayles Mid-Cap Value Fund, Loomis Sayles Small Cap Growth Fund, Loomis Sayles Strategic Value Fund, Loomis Sayles Intermediate Maturity Bond Fund and Loomis Sayles Investment Grade Bond Fund. In accordance with the Additional Funds provisions in paragraph 17 of the Custodian Contract and in Article 8 of the Transfer Agency and Service Agreement between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as custodian and transfer agent for the new funds under the terms of the contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.



By        /s/ Timothy Panaro
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Agreed to this 31st day of December 31, 1996
State Street Bank and Trust Company



By       /s/ Daniel J. Fuss
  ------------------------------------------
             President of the Trust